Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces Share Repurchase Program

Burr Ridge, Illinois - (August 30, 2006) BankFinancial Corporation (Nasdaq – BFIN) announced today that its Board of Directors has authorized the repurchase of up to 2,446,625 shares of BankFinancial’s common stock, which represents 10% of the Company’s issued and outstanding shares of common stock.

The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Sandler O’Neill & Partners, L.P. will initially assist the Company in implementing the share repurchase authorization.

The authorization will be utilized at management’s discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Company’s Board of Directors.

The authorization will expire on March 31, 2007, and may be suspended, terminated or modified at any time prior to that date for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

The authorization does not obligate the Company to purchase any particular number of shares. Any shares that are repurchased pursuant to the authorization may be utilized to fund grants that are made under the Equity Incentive Plan that the Company’s stockholders approved at the Company’s 2006 Annual Meeting, and for other corporate purposes.

Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company’s principal subsidiary that will be subject to regulatory approval or non-objection.

The Company is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At June 30, 2006, the Company had total assets of $1.67 billion, total loans of $1.28 billion, total deposits of $1.14 billion and stockholders’ equity of $334.7 million. The Company became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN. As of August 30, 2006, the Company had 24,466,250 million issued and outstanding shares of common stock.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information

Contact:	Shareholder, Analyst
	and Investor Inquiries: Terence C. Wise, Vice President – Investor Relations BankFinancial Corporation Telephone: 630-242-7151	Media Inquiries: Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234